PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS SECOND QUARTER 2010 EARNINGS
Tuesday, July 20, 2010     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Amy, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended June 30, 2010.

Please be advised, all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions.]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management’s knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 2nd quarter 2010 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available at peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mark Bradley:  Thank you.  Good morning and welcome to our conference call.

Today, Peoples Bancorp reported earnings after preferred dividends of $2.8 million or 27 cents per common share compared with $2.3 million or 23 cents for the prior year second quarter.

Second quarter results were highlighted by good expense control, stable net interest margin, and lower provision for loan loss than in recent quarters.  However, increases in nonperforming assets, and lower earning assets challenged the second quarter.  Earnings were also affected by one-time net gains of $2.2 million related to investment securities, and total write-downs on loans held for sale and other real estate owned of $1.3 million.  Excluding these items core earnings per share would be $0.21.

Positive progress toward improving overall asset quality was impacted in the second quarter by an increase in nonperforming assets due to a single commercial loan relationship, which we will discuss later in this call.  However, second quarter net chargeoffs and provision for loan losses were lower than the linked quarter, and we saw 30 to 89 day delinquencies hold steady in the 1 to 2% range.  During the quarter, we successfully completed the short sale of a $3.9 million nonperforming loan based on a condominium/apartment project in Florida.  Also, we took steps during the quarter to sell our remaining loan exposure in Arizona, and we are optimistic that we can get a deal done in the near term.

As we alluded to earlier, the $8 million linked quarter increase in nonperforming assets was caused by $14 million of commercial real estate loans to a single borrower being placed on nonaccrual status.  These loans, which are secured by land and personal real estate within our Kentucky footprint, were written down by $4 million based on the value of the properties.  These write downs comprised the bulk of our $4.8 million of net chargeoffs for the second quarter.

As a result, at June 30, total nonperforming assets stood at $43 million, or 2.21% of total assets, with the majority comprised of a handful of larger commercial credits.  Peoples’ allowance for loan losses at quarter end was $27.2 million, and represented 70.5% of nonperforming loans and 2.66% of total loans.  There was a slight increase in our allowance for the quarter as we continued to see pressure on commercial borrowers, but our coverage ratio declined due to the fact that the new $10 million nonaccrual loan relationship was written down to market value, and as such, not assigned any specific reserve.

We still don’t believe we’ve reached the turning point in the credit cycle, as economic conditions in our markets remain sluggish.  We have seen good trends in many of our key overall asset quality metrics, and our problems are confined to a few larger commercial loans.

In addition, we have seen some decrease in criticized loans and stabilization in classified loans compared to 3, 6 and 9 months ago.  We remain vigilant in identifying and working through issues in our portfolio, and expect to keep this focus for the foreseeable future.

In the second quarter, Peoples maintained healthy capital ratios, which provide us with the strength needed to work through asset quality issues.  As second quarter earnings outpaced dividends, our key regulatory capital ratios improved.  At June 30, Peoples’ total risk-based capital ratio was up 60 basis points from the linked quarter end to 16.11%, and remained substantially higher than the regulatory minimum amount needed to be considered “well capitalized.”  Our tier 1 common capital ratio also improved 47 basis points from the end of the prior quarter to 11.07%.

I will now turn the call over to Ed Sloane, Peoples Bancorp’s CFO, for his comments on second quarter results.

Edward Sloane:  Thank you.

As Mark mentioned, Peoples recognized $2.2 million in net gains related to investment securities during the second quarter.  As a result of our ongoing strategy to effectively manage the risk profile of the investment portfolio and the balance sheet as a whole, we sold $48 million in relatively low-yielding student loan and agency collateralized mortgage obligation securities at a net gain of $3 million.  These were primarily floating-rate assets, and their sale reduces our portfolio duration, and mitigates our risk exposure to a prolonged environment of low short-term rates.

We also sold a $10 million mortgage-backed security in early July which we felt had an unreasonable risk of price decline.  Accounting rules dictate that we recognize the entire loss of $800,000 related to the July sale as an other-than-temporary impairment in the second quarter since the security had a loss at June 30 and was sold prior to recovery.  These sales illustrate the active portfolio management that we’ve employed in order to mitigate risks in our balance sheet where it makes sense.

As we anticipated, net interest margin declined a bit from the linked quarter to 3.49%, but was 4 basis points higher than last year’s second quarter.  Net interest income was $15.2 million, and was comparable to the $15.4 million recorded in both the linked and prior year quarters.  We are pleased with the stability in net interest income and margin, despite a lack of earning asset growth, and the absence of significant opportunities to reduce funding costs.

During the quarter, gross loans declined by $35 million, with the majority driven by a conscious decision to reduce commercial real estate concentration exposures.  As with our investments, we are taking steps to improve the risk profile of the entire balance sheet where possible.  We have also seen our consumer loan portfolio decline as the majority of our mortgage production has gone to the secondary market and our indirect auto loan production has slowed.  Overall loan demand in our markets is still lagging, and we are expecting a continued flat to declining loan balance trend through the second half of the year.

On the other side of the balance sheet, total deposits were down $36 million from the linked quarter end, due to reductions in higher-cost deposits.  Approximately $20 million of the quarter’s deposit declines came from one single customer relationship, which was in a specially-priced money market and CD accounts.  In the absence of earning asset growth, we decided to price this relationship, as well as some out-of-market CDs much lower, which led to most of our  deposit run-off.

In regards to core deposits, we continued to see slow, steady growth, as checking and savings balances increased $11 million from the end of the first quarter.  As we’ve seen market interest rates stagnate and investment opportunities dwindle, our deposit strategy has been to drive funding shorter, and reduce interest costs where possible while still retaining core deposit relationships.

Reductions in earning assets that outpaced the declines in funding continued to improve our liquidity position during the quarter, but the result of that is anticipated pressure on net interest income and margin in future quarters.  Unless loan demand increases or more attractive investment opportunities are presented, we expect a slightly smaller balance sheet for the rest of 2010.  We remain positioned to take advantage of an upward movement in short-term interest rates, but of course we can’t be certain when that movement might take place.  Our balance sheet strategy is to maintain good liquidity, to continue to change our funding mix, and to use excess cash to pay down borrowings as they come due.

In other operating results for the quarter, Peoples’ non-interest income was $7.8 million, down from $8 million in the first quarter. Higher linked quarter deposit service charges and electronic banking income were offset by the absence of one-time insurance profit sharing revenues recognized annually during the first quarter, and lower fiduciary revenues.  Looking ahead to the second half of the year, non-interest income levels are difficult to predict given the financial regulation coming from Congress.  We have taken steps to minimize the possible effects of this legislation on deposit service charge revenue by proactively contacting customers and allowing them to “opt-in” to our Overdraft Privilege Program.  These efforts have been going well.

We have reached out to our clients through direct mail, email, phone calls and personal one-on-one discussions in our offices.  We’ve had a significant opt-in percentage from responding clients and we are on track to meet expectations.  These results are evidence that our clients see overdraft privilege as a valuable benefit, and we are continuing efforts to educate our clients and allow them to choose if they would like to take advantage of this service.

Operating expense for the second quarter was $14.3 million, down from $14.6 million in the linked quarter and $15.5 million in last year’s second quarter.  During the quarter, Peoples incurred foreclosed real estate and other loan expense of $472 thousand.  We do not expect that run rate to continue throughout 2010, but still expect these costs to be higher than in previous years based on current levels of other real estate owned.  FDIC insurance costs were $1 million lower than the prior year quarter, in which a special assessment of $930 thousand was incurred.  Through the first half of 2010, Peoples operating expense was $28.9 million, down 3.8% from 2009, due mainly to lower FDIC expenses and declines associated with our continuing cost control initiatives.  Peoples’ efficiency ratio was 60.17% for the first six months of 2010 versus 60.85% last year, and we are pleased that we’ve been able to keep our costs in line as revenue expansion has been challenged.

And now I will turn the call back to Mark for his final comments.

Mr. Mark Bradley:  Thanks Ed.

The second quarter had some large one-time items that netted to a gain of about $900,000, offset by an increase in nonperforming assets.  But we continue to see encouraging core operating results:
•	Bottom line earnings were stronger.
•	Net chargeoffs were lower.
•	Net interest income and margin have remained stable despite decreases in earning assets.
•	Costs have been controlled, and capital and liquidity are strong.

Revenue stream remains diversified through our fee-based businesses, and loan delinquencies remain in check, causing our results to be in line with our expectations in what continues to be an extremely difficult economic environment.

As you may have noticed throughout our commentary today, a recurring theme is that we are making decisions to manage the company’s risk profile.  We continue to examine all aspects of our business, including balance sheet strategy, branch network, acquisition and expansion opportunities in and around our markets, and our participation in the TARP capital program.  We still view TARP capital as a useful tool to be able to provide needed loan offerings in this difficult environment, but it is also an “insurance policy” against economic conditions that are still uncertain.

Our key strategic priorities remain to reduce our level of nonperforming assets, maintain sound capital and liquidity, and to continue to preserve our core earnings stream through business expansion and cost control.  We believe that we have made progress in these areas during the first half of 2010, and will keep working throughout the year to attain our goals.

As always, we will remain focused on the long-term success of our clients, shareholders, employees, and communities as we make the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.  I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator: [Facilitator Instructions.]  Your first question comes from Daniel Arnold with Sandler O’Neill.  Please go ahead sir.

Daniel Arnold: Hey, good morning, guys.

Mark Bradley:  Hi, Dan.

Edward Sloane: Good morning, Dan.

Daniel Arnold: Just a couple of questions here.  I think first, just wanted to focus, it looks like you guys kind of did a couple of things on the balance sheet management side.  And I wanted to know what sparked the timing of that?  Was there something specifically that happened this quarter that resulted in the sales, securities sales, and things like that coming through or was it just you guys kind of taking advantage of the environment?

Edward Sloane: Yes, I’ll make a couple of comments here, Dan.  On the securities, it’s just something that we actively manage all of the time.  Investment portfolio, the size as it is, it’s imperative that we constantly look at our risk profile; the interest rate, the changes in interest rates and what we’re seeing in the yield curve, the duration of the portfolio, and evaluating where interest rates are going – moving forward.  So, a lot of the sales transactions that occurred during the quarter were just associated with that.  They were low yielding type securities, no longer fit in the risk profile that we’re trying to put forth through the rest of this year, and it was an opportunity to sell those securities.  Some of those sales occurred earlier in the quarter, and then we did have a couple that occurred later in the quarter including the loss on the securities sold in early July.  But yes, it’s mostly evaluating the risk profile, understanding where they fit into our parameters, our guidelines and then making decisions from there.

Daniel Arnold: Okay. And...

Edward Sloane: As we move through the rest of the year with the investment portfolio, we would expect to see some – continue to target – some securities for sale during the second half of the year. Again, this is an ongoing process with us, and with limited opportunities for reinvestment, for purchase of securities, we look to continue to shrink to some degree the investment portfolio.

Daniel Arnold: Okay.  And if you can just walk me through a little bit this MBS, the $10 million that you guys took the OTTI charge, why is that not just a regular kind of security loss?  Why?

Edward Sloane: Yes.  It’s just simply the accounting rules.  You have to take a look to see whether or not it would be considered a loss at the end of the quarter.  In this case here, clearly, the intent was to sell that security.  And if it’s sitting there in a loss position and you’re not planning on holding it until recovery, then the intent is there to sell at the end of the quarter.  So, it becomes a loss or an impairment loss at the end of the quarter.

Daniel Arnold: Okay.  And then just with the NPA held-for-sale write-down, I mean that was a relatively small number.  But did you guys sell any NPA’s in the quarter?

Mark Bradley: Yes, Dan.  This is Mark.  We sold the, what we call "the Florida condo relationship" for about $3.9 million - there we sold the note that was in our nonaccrual bucket. That would be the big one, there are other smaller ones, but that would be the big one.

Daniel Arnold: You sold that for $3.9 million. What was it on at the end of last quarter?

Mark Bradley: About $3.9 million.

Daniel Arnold: Okay, so you sold it for the amount that it was there so there were no additional chargeoffs or anything there.

Mark Bradley: Yes, correct.

Daniel Arnold: Okay.  And just as you guys look at the size of the balance sheet and things like that it looks like obviously assets are coming down on both the loan side and the security side.  How much opportunity do you guys have to reduce borrowings or brokered CDs or things like that?

Edward Sloane: This is Ed.  Yes, Dan, borrowings, they’ve come down about 10% during the course of this year thus far.  We see probably about another $20 million in borrowings that are maturing.  During the second half of the year a little up over 4% is the rate associated with it.  Yes, we’re also targeting non-core deposits as a way of reducing that side of the balance sheet as well and adjusting pricing.  National market type CDs, the out-of-market CDs that we mentioned in the conference call script is an area that we have focused on; potentially some brokered CDs, some of those types of things.  So there are still opportunities on the other side of the balance sheet to provide some offset to the reduction in investment securities.

Daniel Arnold: Just on the credit front, it looks like you guys – you said you are intentionally bringing down commercial real estate exposure.  Is there a target that you guys have for that?

Mark Bradley: Dan, this is Mark. I wouldn’t say there is a hard and fast target except we know that we had an intent to decrease it a little bit. That did happen in the second quarter.  Some of that through our own volition, some of it through a couple what I would call surprise payoffs, which are okay, but it did reduce our CRE exposure.  So we still have CRE lending opportunities in the pipelines there.  We’re looking at C&I loans as well, but, yes we did drop that number in the second quarter.  Some of it because we wanted to and then there were a couple of payoffs that – one we expected and one we didn’t.

Daniel Arnold: As you guys look at kind of delinquency trends and things like that, how has that been running?  What did the 30 to 89 bucket do, for example?

Mark Bradley: You know, we’re almost like a broken record, Dan.  This is Mark.  Really, no change quarter to quarter.  Those numbers stayed pretty good, so we’re dealing with what we call "the same names" each quarter on the asset quality list but our consumer lending is holding in there nicely.  Commercial lending is holding in there nicely.  It just seems that – we’re working on "the same names" each quarter.

Daniel Arnold: Okay.  And last question, and I think you went over this a decent amount, but that one CRE loan that came on, that $14 million credit, was that all in Kentucky?

Mark Bradley: Yes, it is.  That is a fairly atypical loan for us.  It’s a large loan for us, number one.  The loan was made probably five years ago so it had some seasoning on it.  The collateral is, again, atypical for us, it’s 10,000-plus acres of land in Eastern Kentucky.  So as some of its been developed for commercial purposes there is also a couple of residential properties on the loan that’s not tied to that 10,000-plus acres.  But it’s all in Eastern Kentucky.  The land sales – the loan was originally made to support – is related to the coal industry.  Not for this specific land, but that land was collateral on the loan to the coal industry borrower.  So the borrower continues to work with us but we can’t document...the land sales haven’t been fast enough over the last couple of years so we can’t document future repayment and therefore put it on nonaccrual here in the second quarter.

Daniel Arnold: Are you guys looking to repossess that land there or?

Mark Bradley: We’re getting into a work out situation, whether trying to sell the loan or repossession.  Yes, everything is on the table, Dan.

Daniel Arnold: Okay, great.  Well, I appreciate that, guys.  Thanks a lot.

Mark Bradley: All right, thank you.

Edward Sloane: Thanks, Dan.

Facilitator: Our next question is from Daniel Cardenas with Howe Barnes.  Please go ahead, sir.

Daniel Cardenas: Good morning, guys. How are you?

Mark Bradley: Good.

Edward Sloane: Hi, Dan.

Daniel Cardenas: Just a couple of quick questions.  I think Dan did a good job of asking most of mine beforehand, so.  As I look at your loan portfolio if you could remind me what percentage of that is variable rate in nature, and as we talk about that what percentage of your portfolio is tied to prime and LIBOR?

Edward Sloane: Dan, I don’t have that information readily available.  I’d be glad to talk to you about that later.

Daniel Cardenas: Yes, we can call follow up offline.

Edward Sloane:  Ok.

Daniel Cardenas:  And then as we look at your deposit fees, you said you’ve touched bases with a number of your customers and you’ve had some good traction.  Can you give me a little bit more information as to what percentage of the folks that you spoken to – first, what percentage of the folks have you spoken to and then what percentage have opted in?

Mark Bradley: Yes, Dan, we do have some information on that.  What we did was we looked at folks who have overdrawn at least once in the last 12 months, so it is kind of granular when you think about it, and who are part of our overdraft privilege program.  We sent out roughly 12,000 letters.  So the U.S. Post Office was happy.  We have about half of those folks opting in with hundreds opting in every day, even in the last couple of days.  We have about a 4% opt out ratio. So, I feel like we’re – we’ve done a lot of good work.  Our folks are continuing to talk to our clients about the products we have to offer and the services.  So, I would say it’s about where I expect it to be.

Daniel Cardenas: Okay.  And then you’re just following up with cold calls, or not cold calls,  but following up with calls as well?

Mark Bradley: Right.  We’re actually talking to clients when they’re – in front of our CSRs, we’re making phone calls.  So, yes, we’re actively following up.

Daniel Cardenas: Okay, great.  Thank you.

Mark Bradley: Thank you.

Edward Sloane: Dan, just to respond to you on your question regarding prime based lending. Out of our commercial portfolio, we have about $670 million in commercial loans, about a $180 million of that is prime based.

Daniel Cardenas: Do you have a percentage of LIBOR based?  Do you have any LIBOR based loans on your books?

Mark Bradley: We have virtually zero, if not zero.

Daniel Cardenas: All right.  Thank you.

Facilitator: [Facilitator Instructions.]  Our next question comes from Ernie Horn with Solaris Capital.  Please go ahead.

Bernard Horn: Hi. It’s actually Bernie Horn from Polaris Capital. So, yes, just – thanks for the color so far on the non-performings.  I was wondering on the Kentucky loan that you had in OREO or NPAs.  Did that come through the 30, 60, 90-day pipeline and, well, then I just want to follow up with – maybe if you give us a sense if it did or didn’t?  How good is that pipeline in terms of helping you to predict what’s going into the NPA pot?

Mark Bradley: Hi, Bernie.  This is Mark.  The answer is no.  It was not on the 30-day list.  So, therefore it was not on the 60 or 90.  We talked before in previous quarters about loans.  If you can’t document sources of future repayment, and it is an interest only loan, mind you.  Its an annual principal reduction.  Then, that’s when you have to look at non-accruals status.  So, no, its actually not missed payment, believe it or not, but it’s been one that we’ve had our eye on for several months.

Bernard Horn: Okay.  Thanks.  And then maybe if you could give us just a little bit more color to the degree that – that one didn’t come through the pipeline.  Is it possible for you to give us an idea of whether there are any other kinds of things like this that might jump from not being on the pipeline to all of a sudden appearing on NPAs.  And then maybe just a bit of color on the local economy as it relates to the difficulty or not that borrowers maybe having and help in trying to perform on your loans.

Mark Bradley: Well, yes, those are good questions, Bernie.  Again this is Mark.  We always look at our larger credits and our commercial credits for…just because they are not 30 days past due, we are always looking at the health of those clients, getting whether it’s monthly financials or quarterly financials and making judgments based on those financials.  Are there $14 million loans out there that are going to go from 30 days to nonaccrual?  There is nothing I can tell you right now that would be in that status or in that bucket.  As we said earlier, our economic conditions – now there are a handful of credits we are looking at every quarter.  So, we can’t predict which way those will go.  Things are still tough out there.  Things have stabilized, but the commercial real estate market and the commercial market is still pretty tough.  So, we’re working through those with each and every one of our clients.  I think the good news is most of our clients are working with us.  We have good workout people in place and good workout plans and we’re actively pursuing those plans.

Bernard Horn: Okay, and then, as you look through the commercial loan portfolio, I know one thing that has been kind of a national worry is whether or not as you kind of re-mark the loans with current rental rate, relative to what the loan is currently receiving in terms of being able to service their cash flow on those loans.  Have you got enough detail on the loans that you can give us a sense whether the – as these leases mature and the loans, the rent get renewed at maybe lower rates or higher rates?  Can you just give us a sense for how many loans in the portfolio may have been originated when, rental rates are much higher and then if you mark them to market, they are all of a sudden going to fall off the performing status.

Mark Bradley: Complex question, not easy to answer because every loan is different.  But yes, that is one of – that’s one of the many things we look at with each loan.  What were the rent rolls back when the loan was originated, what are they today and what is the decrease because not many people or if any are getting increases in those prices at today’s prices.  So, all I can tell you Bernie is that is one of the many factors we look at when we review our CRE portfolio and non-owner occupied properties.

Bernard Horn: All right.  Well, thanks.  I really appreciate it and –

Mark Bradley: Thank you.

Bernard Horn: And keep it up.

Mark Bradley: All right, thank you.

Facilitator: At this time, there are no further questions.  Sir, do you have any closing remarks?

Mr. Bradley:  Yes, I want to thank everyone for participating.  Those were very good questions. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section.  Thanks and have a good day.

Facilitator:  This will conclude today’s conference call.  You may disconnect your lines.

END